Exhibit 99.2

VantageMed Announces Appointment of New Independent Director

RANCHO CORDOVA, Calif.—(BW HealthWire)—June 18, 2002—VantageMed Corporation (NasdaqNM: VMDC) announced today the appointment of David W. Zabrowski to the Company’s Board of Directors.  Mr. Zabrowski replaces James L. Seiler who resigned as a member of the Company’s Board of Directors on May 6, 2002.  Mr. Zabrowski will also join the Board’s Audit Committee and Compensation Committee.

Mr. Zabrowski’s 18-year career in technology spans diverse experiences including several successful start-up businesses and business turnarounds.  His outstanding business acumen was honed during a unique career path covering sales, marketing, R&D, manufacturing, and operations.   The last 16 years have been with Hewlett Packard where he has been a key leader and contributor in businesses ranging from semiconductors to PCs to computer servers with in-depth experience in customer segments spanning consumer to large enterprises.  The past three years, Mr. Zabrowski has served as Vice President and General Manager of Hewlett-Packard’s North American Business PC organization.

Mr. Zabrowski is a member of the advisory board for University of Nevada-Reno’s College of Engineering and a member of the Sacramento Angels Investment Group.  Originally from St. Louis, Missouri, he has earned a Bachelor of Science degree in Electrical Engineering from Purdue University and an MBA from UCLA.

VantageMed is a provider of healthcare information systems and services distributed to over 11,000 customer sites through a national network of regional offices. Our suite of software products and services automates administrative, financial, clinical and management functions for physicians, dentists, and other healthcare providers and provider organizations.

CONTACT:

VantageMed Corporation

Investor Relations

Gregory B. Hill

(916) 638-4744, ext. 213

investor@vantagemed.com

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